Reference is made to the Registration Statement of
CELSCI Corporation (the "Company") whereby certain
shareholders of the Company propose to sell up to
2,300,000 shares of the Company's Common Stock.
Reference is also made to Exhibit 5     included in
the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,
HART & TRINEN
William T. Hart
Denver, Colorado
September 12, 1995